Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-234767
March 17, 2020

PepsiCo, Inc.
2.250% Senior Notes due 2025
2.625% Senior Notes due 2027
2.750% Senior Notes due 2030
3.500% Senior Notes due 2040
3.625% Senior Notes due 2050
3.875% Senior Notes due 2060

Issuer:	PepsiCo, Inc.

Ratings (S&P / Moody’s):	A+ / A1 (Stable Outlook / On Review for Downgrade)

Trade Date:	March 17, 2020

Settlement Date (T+2):	March 19, 2020

Title of Securities:	2.250% Senior Notes due 2025	2.625% Senior Notes due 2027	2.750% Senior Notes due 2030	3.500% Senior Notes due 2040	3.625% Senior Notes due 2050	3.875% Senior Notes due 2060

Aggregate Principal Amount Offered:	$1,500,000,000	$500,000,000	$1,500,000,000	$750,000,000	$1,500,000,000	$750,000,000

Maturity Date:	March 19, 2025	March 19, 2027	March 19, 2030	March 19, 2040	March 19, 2050	March 19, 2060

Interest Payment Dates:	Semi-annually on each March 19 and September 19, commencing on September 19, 2020	Semi-annually on each March 19 and September 19, commencing on September 19, 2020	Semi-annually on each March 19 and September 19, commencing on September 19, 2020	Semi-annually on each March 19 and September 19, commencing on September 19, 2020	Semi-annually on each March 19 and September 19, commencing on September 19, 2020	Semi-annually on each March 19 and September 19, commencing on September 19, 2020

Benchmark Treasury:	1.125% due February 28, 2025	1.125% due February 28, 2027	1.500% due February 15, 2030	2.375% due November 15, 2049	2.375% due November 15, 2049	2.375% due November 15, 2049

Benchmark Treasury Yield:	0.665%	0.906%	1.012%	1.654%	1.654%	1.654%

Spread to Treasury:	+160 basis points	+180 basis points	+180 basis points	+190 basis points	+200 basis points	+230 basis points

Re-offer Yield:	2.265%	2.706%	2.812%	3.554%	3.654%	3.954%

Coupon:	2.250%	2.625%	2.750%	3.500%	3.625%	3.875%

Price to Public:	99.929%	99.487%	99.463%	99.232%	99.474%	98.419%

Optional Redemption:	Prior to February 19, 2025, make-whole call at Treasury rate plus 25 basis points; par call at any time on or after February 19, 2025	Prior to January 19, 2027, make-whole call at Treasury rate plus 30 basis points; par call at any time on or after January 19, 2027	Prior to December 19, 2029, make-whole call at Treasury rate plus 30 basis points; par call at any time on or after December 19, 2029	Prior to September 19, 2039, make-whole call at Treasury rate plus 30 basis points; par call at any time on or after September 19, 2039	Prior to September 19, 2049, make-whole call at Treasury rate plus 30 basis points; par call at any time on or after September 19, 2049	Prior to September 19, 2059, make-whole call at Treasury rate plus 35 basis points; par call at any time on or after September 19, 2059

Net Proceeds to PepsiCo (Before Expenses):	$1,493,685,000	$495,435,000	$1,485,195,000	$739,552,500	$1,478,985,000	$731,580,000

Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.

Day Count Fraction:	30/360	30/360	30/360	30/360	30/360	30/360

CUSIP / ISIN:	713448 EQ7 / US713448EQ79	713448 ER5 / US713448ER52	713448 ES3 / US713448ES36	713448 ET1 / US713448ET19	713448 EU8 / US713448EU81	713448 EV6 / US713448EV64

Minimum Denomination:	$2,000 and integral multiples of $1,000

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Barclays Capital Inc. BBVA Securities Inc. TD Securities (USA) LLC

Co-Managers:

ANZ Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Drexel Hamilton, LLC
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.

An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by S&P and Moody’s. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.